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Exhibit 10-46
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February 14, 2001

         Via Facsimile
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Mr. Jonathan Mirsky
528 Churchill Road
Teaneck, NJ 07666

 Dear Jonathan:

This letter agreement is in response to your letter of December 19, 2000, and supersedes all our prior correspondence to you in response to that letter.

It is the Company's position that the shares contemplated to be issued under this Agreement would tack back to the payment for the purchase of 2,000,000 shares of Carnegie International under the January 13, 2000 Share Purchase Agreement. The Company agrees to issue ready tradable shares of the proposed merged Company. The Company would, based on the opening price, provide you with $750,000 worth of shares within two weeks of the merger as well as a convertible Preferred for $1,250,000 worth of the merged Company's shares to satisfy its obligation under the January 13, 2000 Agreement.

This agreement is based on our ability to agree to an orderly sale agreement that allows the sale of the greater of 5,000 shares per day, or $4,000 dollars or 4% of the total volume traded each day. The orderly sale agreement shall be in effect for all shares issued under this proposal. Of course, if the market and the price can handle more than the above proposed limits, the sale of shares could be accelerated by agreement between you and the Company's.

In the event the $750,000 worth of shares does not liquidate for a minimum of $2 million and the Company has not reached a settlement or received a jury award of the Grant Thornton case then you may convert $312,500 worth of the Preferred shares at the lower of the opening price of the shares of the merged company or the average closing price for the five (5) trading days prior to requesting conversion to the shares of the merged company and continue to issue conversion notices for the Preferred, as required using the same amount, formula and orderly sales agreement as above until you have reach the target of $2 million. If you do not recover the minimum target of $2 million from the four tranches of $312,500, the Company will then continue to issue shares at the above amount and terms until you reach the target as long as the orderly sales agreement is followed. The Company at all times reserves the right to pay any shortfall in the $2 million in cash. If there is a balance of Preferred shares left these may be converted into shares nine (9) months after you reach your target at a strike price based on the opening share price of the merged Company.

In the event the Company reaches a settlement or receives a July award, you will be given by notice a five (5) day option to elect one of the following:

1. To "put" the preferred shares or the balance if you have already started conversion to the Company for an amount equal to the balance required to reach $2 million. This takes into account the amount already received from the sale of stock on the open market contemplating the orderly sales agreement has been adhere to.

2. Or you may convert the Preferred at your risk using the opening price of the merged Company as the conversion strike price.

3. Or you may opt to only "put" the total preferred issue of $1,250,000 worth of shares for a cash payment of $1,250,000.

In the event a merger does not occur by April 16, 2001 or any reasonable extension that Jonathan Mirsky and Carnegie International may agreed to, you then may cure any amounts owed and due under the original agreement dated January 13, 2000 using the terms and conditions of that agreement.

In the event the Company enters into a settlement agreement or judgment of its action vs. Grant Thornton prior to the merger being completed you may "put" an amount of shares equal to the amount issued pursuant to shares issued under the agreement dated January 13, 2000 for $2,000,000 in a cash payment by the Company plus "cashless warrants' to acquire $250,000 dollars worth of shares of the proposed merged company at a 40% discount to the market of the opening day price of the merged company shares or you may "put" 1,000,000 shares in your possession and retain the balance of shares pursuant to the Agreement of January 13, 2000, as consideration for waiving any and all rights under that agreement.

The warrants above shall have a three-year term from the dated issued.

In the event any of the above agreement terms should violate any SEC rules, then by mutual agreement, the terms of this Agreement shall be renegotiated to achieve the results contemplated herein.
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Sincerely,
/s/
Lowell Farkas                               Agreed to: /s/
President & CEO                                       ------------------------
                                            Jonathan Mirsky